Exhibit 99.2

TRADING DATA

Alligator Investors, L.L.C.

Shares of Common Stock Purchased	Price Per Share ($) (1)	Date of Purchase

129,000	$3.0538	7/25/11
1,500,000	$3.1032	7/26/11
659,400	$3.1584	7/27/11
1,305,386	$3.5183	7/28/11

Sycamore Partners, L.P.

None.

Sycamore Partners GP, L.L.C.

None.

Sycamore Partners MM, L.L.C.

None.

Panther Investors, L.L.C.

Shares of Common Stock Purchased	Price Per Share ($) (1)	Date of Purchase

91,000	$2.7645	6/7/11
91,000	$2.6900	6/7/11
162,330	$2.4140	6/8/11
714,800	$2.8396	6/10/11
396,400	$3.0316	6/13/11
550,000	$3.0697	6/13/11
1,000,000	$3.0000	6/13/11

Stefan L. Kaluzny

Shares of Common Stock Purchased	Price Per Share ($) (1)	Date of Purchase
300,000	$2.8000	6/8/11
100,000	$2.5100	6/8/11

(1)  Exclusive of brokerage commission.